EXHIBIT 4.7


                                SECOND AMENDMENT
                                ----------------
                                       OF
                                       --
                          CHICAGO TRIBUNE TAX DEFERRED
                          ----------------------------
                         INVESTMENT PLAN FOR MACHINISTS
                         ------------------------------


                  WHEREAS, effective as of January1, 1986, and pursuant to an agreement between Chicago Tribune Company (the "Company") and the International Association of Machinists, Local 126, the Company established the Chicago Tribune Tax Deferred Investment Plan For Machinists (the "Plan"); and

                  WHEREAS, the Plan was previously amended and further amendment of the Plan is now considered desirable;

                  NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company by Section 10.1 of the Plan, the Plan be and it hereby is amended, effective January1, 1998, as follows:

                  1. By substituting the following for Section 7.3 of the Plan:

         "7.3     Payment of Benefits

                  When a Participant or a Beneficiary of a deceased Participant becomes entitled to a distribution pursuant to Section 7.1 the amount available for distribution shall be paid in a lump sum consisting of one or more payments; provided, that all of such payments shall be made within one taxable year of the recipient; provided further if a Participant's vested account balance at the time of distribution (or any prior distribution) exceeds $5,000, distribution shall not be made to the Participant before he attains age 65 unless he consents thereto."

                  2. By substituting "$5,000" for "$3,500" wherever the latter appears in Section 7.4 of the Plan.